EXHIBIT 99.1

Filed by W. P. Carey & Co. LLC

Pursuant to Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

Subject Company: W. P. Carey & Co. LLC

(Commission File Number: 001-13779)

W. P. CAREY & CO. LLC

“Fourth Quarter and Year-End 2011 Financial Results Conference Call”

February 28, 2012, 11:00 AM ET

Susan Hyde

OPERATOR:	Good morning, and welcome to the W. P. Carey & Co. financial results conference call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. Please note this event is being recorded.

I would now like to turn the conference over to Ms. Susan Hyde. Ms. Hyde, please go ahead.

SUSAN HYDE:	Thank you. Good morning, and welcome, everyone, to our fourth quarter and year-end 2011 earnings conference call. Joining us today are W. P. Carey’s Chief Executive Officer, Trevor Bond; Chief Financial Officer Mark DeCesaris; and Chief Operating Officer Tom Zacharias. Today’s call is being simulcast on our website, wpcarey.com, and will be archived for 90 days.

Before I turn the call over to Trevor, I need to inform you that statements made in this earnings call that are not historic fact may be deemed forward-looking statements. Factors that could cause actual results to differ materially from our expectations are listed in our SEC filings.

Now I would like to turn the call over to Trevor.

TREVOR BOND:	Thank you, Susan, and thanks, everyone, for joining us today. Since our third quarter call in November 2011, much has happened in the world and within W. P. Carey, some of it sad, some exciting. On the one hand, as many of you know, we lost our founder, Bill Carey, in January, and we still miss him, and his influence will last for years to come.

On the other hand, we concluded one of the best years in our history, and Bill would have been proud to know that total shareholder return reached just over 38 percent in 2011, and we’re off to a strong start in 2012, with significant positive changes on the horizon, and I’ll talk more about those in a little while.

To briefly summarize the financial results, our adjusted funds from operations increased from $3.27 per share in 2010 to $4.71 per share in 2011. Our adjusted cash flow per share rose from $2.22 in 2010 to $2.46 in 2011. We set records on both investment activity at $1.2 billion and fundraising at approximately $630 million for the year.

Also in 2011 we completed the liquidation of CPA®:14 by merging it with CPA®:16. The transaction offered CPA®:14 shareholders the choice to either take out cash in the amount of net asset value or to roll their shares into the merged company. This represented the13th time we’ve taken a fund full cycle, which sets us apart in our industry and continues to enhance our brand value in our sector.

Finally, at year-end, we closed on a new line of credit for $450 million, which permitted us to pay off the existing line that had been scheduled to mature in June of this year.

In a little while, I’ll turn the microphone over to our Chief Financial Officer, Mark DeCesaris, who will break down the results in more detail, but first I’ll speak briefly about the macro environment and how we expect it to affect W. P. Carey in 2012.

Since our last call in early November, a sense of calm seems to have returned to the capital markets. We think that can be tied to two major developments. First, the ECB’s long-term refinancing operation, or LTRO, as it’s called, added abundant liquidity to the euro zone, which reassured bond investors that there would be a firewall of sorts around Greece. Second, the installment of technocrat governments in Greece and Italy and the signaling of commitment to fiscal reform by new governments in Spain, Ireland, and Portugal seem to have fostered a wary confidence and have reduced somewhat the sense of risk in Europe. Most importantly, borrowing costs for Italy and Spain have decreased substantially since the peak of the crisis. Of course, we’ll have to wait and see whether the extremely unpopular austerity measures can hold and whether these governments can navigate their way through extremely difficult tax, labor, and market reforms, but so far the attempts themselves have been courageous and dramatic, and that in turn has helped revive confidence here in the U.S. and has helped sustain our continued recovery.

Possibly it’s temporary. You may recall that last year a similar positive move prevailed in the first quarter but later gave way to recession fears in the wake of the tsunami in Japan and the unfolding sovereign debt crisis that dominated the news for the balance of the year, but barring some unpredictable event, it seems quite possible that the U.S. may begin to play a larger role again in the recovery of the global economy, and we expect modest improvement to affect our business positively in terms of investment opportunities, fundraising, and portfolio performance.

From the investment side, strength and confidence has resulted in generally increasing capital expenditures by corporations. Until recently, for a broad spectrum of companies there’s not been a shortage of capital but rather a lack of conviction that any given new investments will generate adequate returns. Now, as consumer demand continues to rise, so will, we think, investment activity, hopefully of the job-creating variety. And we’d expect the emphasis of our corporate clients in terms of how they plan to deploy the proceeds of our sale leasebacks to shift from deleveraging to growth.

Anecdotally, we’ve seen this taking place. Certain of our existing tenants have approached us about expansions of existing facilities to accommodate growing production, and there’s wider evidence that manufacturers are beginning to return operations to the U.S. for a variety of reasons, including the abundance of cheap natural gas on the one hand and on the other hand the increased cost of transportation from the lower labor cost markets in the Far East, as well as the trend of longer shipping time that’s taking place as container ships slow down to save fuel.

We think this shift will continue to present us with attractive build-to-suit opportunities, both here and possibly in Central and South America. That said, we also continue to see more opportunistic situations in out-of-favor Europe, particularly in some of the stronger Northern European countries where, until recently, strong demand for properties drove prices higher than we felt was prudent. But now prices have become attractive again for the mission-critical properties of good companies whom we expect to weather short-term cycles and continue to pay the rent over the life of the long-term leases that we sign with them. And, of course, we continue to invest time in exploring new geographic markets where the sale leaseback sectors are less mature.

On the fundraising side, the improved economic climate appears to have bolstered the confidence of our retail investor base, and we’ve seen monthly fundraising rise slightly over the past few months, reversing a modest decline that occurred immediately following the debt ceiling crisis and subsequent downgrade of U.S. government debt back in August.

Finally, as the climate here improves, we’d expect that to result in generally improving portfolio performance with respect to tenant financial strength, releasing and refinancing activity, rental growth, et cetera, but that will, of course, vary by market, by tenant, and by industry.

As I said earlier on the call, 2012 has gotten off to a good start. In January we closed on a $168 million acquisition, which was eight office facilities totaling 1.1 million square feet leased to Blue Cross Blue Shield of Minnesota, and we have a strong pipeline and ample cash to invest.

Most significantly, as many of you know, we announced last week that the Boards of Directors for W. P. Carey and one of our funds, CPA®:15, have agreed to merge the two companies. Just prior to the merger, W. P. Carey would convert to a REIT, and upon closing, we would raise our dividend to $2.60 in order to fulfill the distribution requirements of a REIT. This transaction, which of course is still subject to approval by the shareholders of W. P. Carey and CPA®:15, would have significant advantages to both companies.

Last week we presented the details of the merger and the REIT conversion in a webcast, and hopefully many of you were able to participate in that. And if you weren’t, then you can review the PowerPoint presentation on our website. But to briefly summarize it, the proposed merger and REIT conversion will have four broad benefits. First, it would significantly increase the financial strength, liquidity, and asset base of W. P. Carey. Second, it would be an accretive investment in a high quality portfolio that enhances our diversity and average lease term and permits us to raise our dividend. Third, converting to a REIT would enhance long-term shareholder value by making it more likely that our stock would be included in major REIT indexes and followed by a broader audience of research analysts. Then also it enables shareholders to benchmark our performance against other public net-lease companies. Finally, the transaction would represent the 14th time that we have taken a fund full cycle, a track record that sets us apart from the field in our sector of the asset management industry.

As I said, there’s much more detail about the transaction in that presentation, which I’d urge you to review, and we’ll be providing more information as the process unfolds over the next several months, but we’re very excited about it and think this will be a very positive outcome for all our shareholders.

With that, I’ll now turn the floor over to our CFO, Mark DeCesaris.

MARK DECESARIS:	Thanks, Trevor, and good morning, everyone. This morning we reported record operating results for the year ended 2011, with increases to AFFO coming from both our investment management segment as well as our own portfolio of assets. Let’s start with the investment management segment. We structured approximately $139 million of investments on behalf of the funds under management and earned approximately $3.9 million in structuring revenues in the fourth quarter and over $1.2 billion for the year, earning approximately $46.8 million in structuring revenues. Assets under management increased to approximately $9.5 billion at December 31, an increase of over a billion dollars, or approximately 15 percent, over the prior year.

Over the last several years, we have made significant changes to the way we receive our economic revenues from the management of the assets held in the CPA funds. We have done this both from a tax efficiency standpoint as well as restructuring the economics into a revenue stream that is good income for REIT purposes. However, these changes have made it more difficult to understand our true economics from this portion of our business. We have provided a table in the earnings release that will show you the components, but on a year-over-year basis, our economic revenue has increased approximately 2 percent, to $82.3 million in 2011.

We also earned approximately $52.5 million in revenues from the liquidation of CPA®:14. We received approximately $31.2 [million] in termination fees, for which we ultimately accepted shares of CPA®:16, and approximately $21.3 million in disposition fees, for which we took cash. While we recognized 100 percent of the associated tax percent — tax expense in our 2011 provision, we were able to defer payment of the taxes due on the termination fee over a five-year period as these shares vest, but we did pay the taxes on the $21.3 million in disposition revenues. While these revenues are included in AFFO and accounted for a majority of the increase in that metric, they are both excluded from adjusted cash flow from operations.

Pro rata revenues from our net leased assets increased slightly, by approximately $5 million to $98 million in 2011. Our acquisition of three properties, which we had a JV interest in CPA®:14 prior to its merger with CPA®:16, contributed approximately $4 million to lease revenues and helped to offset revenue declines in assets disposed of, the most significant of which was the AT&T property, which had a negative impact to lease revenues of approximately $1 million. In addition, distributions received from our investment in the CPA funds, which we consider to be an investment in a well diversified portfolio of net leased assets, increased to $34.9 million versus $16.6 million in the prior year, most of this coming as a result of a special distribution of $11.1 million from CPA®:14 as part of its liquidation, as well as our increased investment in CPA®:16. We have disclosed that we have increased our ownership in CPA®:16 to approximately 17.8 percent. Based on our ownership in all of the CPA funds at December 31 and the current distribution rates in CPAs®:15, 16, and 17, our annualized distributions would be approximately $31.6 million.

I just mentioned that the distributions received from our ownership in the CPA funds are significant. We currently own 7.8 percent of CPA®:15, 17.8 percent of CPA®:16, and 1 percent of CPA®:17. These funds are currently paying distribution rates of 7.35 percent, 6.67 percent, and 6.5 percent, respectively; and CPA®:15 and 16, which are both fully invested, have coverage ratios of approximately 150 percent and 125 percent, respectively, on normalized cash flow. CPA®:17 is still in fundraising mode, having raised over $2 billion to date through its initial and follow-on offerings. We are comfortable with the fund’s performance and the expected coverage ratios when the fund is fully invested.

Our G&A increased approximately $20.3 million year over year. This increase was related to several factors including the following. Amortization of stock compensation increased by approximately $10.3 million due to grants awarded to key members of our investment team related to contracts they executed and an increase in the performance share payout as a result of exceeding the goals set out by the compensation committee. The company had a record year both operationally as well as the total return shareholders recognized this year. Bonuses paid, which were primarily in connection to the successful merger of CPA®:14 and 16, increased by about $2.2 million. Base salary compensation related to increases in head count and base increases accounted for approximately $2.5 million and an increase in professional fees of approximately $2.9 million, which were primarily related to legal and accounting fees and related to both the CPA®:14/16 merger as well as the proposed transaction with CPA®:15 that we announced last week.

I would tell you that with the exception of the base salary compensation increase of $2.5 million that the remainder was one time in nature, although the amortization of stock compensation as it relates to contract awards will amortize over the next several years.

Adjusted funds from operations increased approximately $58 million to $188.9 million, or $4.71 per share versus $139 million in 2010, or $3.27 a share. The impact of the merger was approximately $39.4 million or 98 cents per share on AFFO this year. AFFO generated by our owned assets, including our ownership in the CPA funds, was $87.2 million or $2.17 per share, versus $80.6 million, or $2.02 per share last year. Our investment management segment generated approximately $101.6 million, or $2.53 per share, versus $52.2 million in 2010.

Adjusted cash flow from operations for the year was approximately $98.6 million, or $2.46 a share, versus $88.6 million in 2010. Our distributions to shareholders increased to $2.185 per share in 2011 versus $2.028 per share in 2010. We are currently paying an annualized rate of approximately $2.25 per share.

In December we announced that we replaced our revolving credit facilities of $280 million, which were set to expire in June of 2012, with a new facility. The new $450 million revolver has a three-year term with a one-year extension at our option. There is also a $125 million accordion feature which can be triggered on a best-efforts basis by our banking group. Pricing is based on the spread to LIBOR of 175 to 250 basis points. We are currently paying 175 over.

In addition, we secured a $175 million term loan that can be used when the proposed acquisition of CPA®:15 closes. If the merger is terminated — if we’re not closed by September 30, this loan is set to expire.

We continue to maintain a strong balance sheet with a total debt to total market cap ratio of approximately 27 percent and an unsecured debt to total market cap ratio of approximately 10.5 percent. We currently have ownership in the CPA funds of approximately $450 million, and we currently have approximately $217 million available under our credit facility.

So just to recap the year, $1.2 billion in investment volume, 15 percent growth in assets under management to $9.5 billion, 13 successful liquidations of the managed fund, 10 percent increase in annualized distributions to shareholders, and shareholders at W. P. Carey recognized just over a 38 percent total return in 2011.

With that, I’ll turn the call over to our Chief Operating Officer, Tom Zacharias.

TOM ZACHARIAS:	Thank you, Mark, and good morning everyone. In 2011, W. P. Carey executed on its portfolio business plan of selling certain smaller assets and reinvesting in larger, more dominant assets. The portfolio plan resulted in an increase in real estate revenue and a continuing improvement in our portfolio metrics.

There are three areas I would like to cover in today’s report, a review of the improving portfolio metrics, an update on the upgrading of the WPC portfolio, and an overview of the CPA funds.

In 2011, we completed 19 lease renewals and new leases in the WPC portfolio, totaling over 740,000 square feet and $7.5 million in annual revenue with a weighted average lease term of 6.1 years. The rents for the 19 leases averaged slightly higher than the expiring rent. The year-end occupancy was at 93 percent in the owned portfolio, which is an increase of 370 basis points from the year-end 2010. Of the vacant space currently available for lease in the WPC portfolio, we have leases out or sale contracts out for roughly half of this space. Looking forward in 2012, we have 15 tenants with leases expiring, representing about 8.5 percent of the annual revenue. We have two buildings under contract for sale, and nearly all the other tenants are expected to renew. Revenue lost from the two asset sales, we expect will be largely made up by rent increases on the existing leases, new leases on vacant space, and the elimination of vacant building carrying costs.

The refinancing pipeline for the WPC portfolio is very manageable. In 2012, we have only five loans, totaling $28 million, to refinance. In 2013, we have no mortgage balloons to be refinanced. As far as the progress we made in 2011 regarding upgrading the WPC portfolio, we sold seven properties that were either vacant or near the end of the lease term for $14 million in net proceeds. We added the FedEx, Amlin, and Pfizer investments at a combined equity investment of $31.8 million. We invested another $121 million in CPA®:16 shares; and, as Mark mentioned, the adjusted FFO for the real estate segment was a significant contributor to our record year in 2011. It was up 8.2 percent to $87.2 million. Our proposed merger with CPA®:15 will have additional benefits for the owned portfolio, which are outlined in the presentation on our website.

Now, turning to the CPA REITs, occupancy in the three managed funds averaged 98 percent over the 106 million square feet of space at year-end, which is very strong. The debt coming due to refinance in the CPA REITs is very manageable. We have $170 million in 2012 and $230 million in 2013. As a point of reference, in 2011 we refinanced $222 million of mortgage debt for the CPAs in 18 loans at a weighted average interest rate of 4.6 percent, or 8.2 years. These refinancings were at 171 basis points below the existing debt rate. On a same-dollar basis, the annual interest savings in the CPAs will be approximately $3.4 million per annum.

As far as the year-end NAVs, we will not be releasing one for CPA®:15 due to the proposed merger in place. As far as CPA®:16, we expect to release the NAV in the next few weeks.

Before concluding my report, I’d like to provide a few thoughts about the current environment. We are now working down vacant space at a faster rate than we did in 2011. We have LOIs or contracts out for roughly 35 percent of our total available space.

The refinancing markets today are attractive for our transactions. With leverage levels of 50 to 60 percent, we are now doing mortgages with conduits, banks, and life insurance companies at spreads of 250 to 350 over ten-year Treasuries.

In 2011, we experienced significantly fewer tenant defaults. A total of two tenants filed last year, and we have only — we’ve had one small tenant file year to date in 2012.

In our credit watch meetings where we review the financials of our tenants, generally companies’ net incomes and balance sheets have been improving. As Trevor mentioned, we are seeing our companies reinvesting in the businesses and in certain cases expanding our properties.

Now, I would like to call — turn the call back over to Susan Hyde. Thank you.

SUSAN HYDE:	Thanks, Tom. That concludes our presentation this morning, so now, Operator, we’d like to open the call up for a Q&A session.

OPERATOR:	Thank you. We will now begin the question-and-answer session. To ask a question, you may press star, then 1 on your touchtone telephone. If you are using a speaker phone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then 2. At this time we will pause momentarily to assemble our roster.

Our first question is from Andrew DiZio with Janney Capital Markets. Go ahead, please.

ANDREW DIZIO:	Thanks, good morning.

MALE SPEAKER:	Good morning, Andrew.

MALE SPEAKER:	Hi, Andrew.

ANDREW DIZIO:	Tom, in your commentary just then, you talked about doing some loans again through the conduit markets. I wonder if you could just expand upon the health of those markets.

TOM ZACHARIAS:	Yeah. It’s something we watch closely, and there are about eight players that are now, you know, active in the space. You know, they kind of came in, they went out at the end of last year, and now they’re back in, and we — but, you know, we — it was interesting, we analyzed where our — all our loans were done last year, and it was split somewhat evenly between large banks, life insurance companies, conduits, and small regional banks. And we still see that happening, but that said, you know, we have good relationships with the people who are in the conduit business, and we expect that over time it’ll come back. There was $38 billion done last year, and, you know, estimates are like $45 billion this year and growing from there.

ANDREW DIZIO:	Okay, thanks, that’s helpful. And then, Trevor, in your commentary, you talked about the potential for build-to-suits in Central and South America. Can you just talk a little bit about the work that Carey’s done in researching those markets and I guess your comfort in entering there?

TREVOR BOND:	Could you repeat the last part of your question, Andrew? You mean the factors that have given us comfort?

ANDREW DIZIO:	Yeah, I think that’s a market you guys have been evaluating for a little while.

TREVOR BOND:	We have. Well, it’s several different markets, and in Brazil in particular we’ve spent some time. We’re very comfortable with the legal, the regulatory environment, the quality of management that we’ve met with in various situations, all the service providers. I think if anything over the past year, others have come to the same conclusion, and so Brazil’s pricing increased somewhat over the past year, but I think that we’re comfortable that when we do find an opportunity that, you know, that the environment is attractive enough for us. We’ve also — we’ve made modest investments in the past in Mexico, obviously not in the areas that are plagued by the drug violence, but we think that Mexico will continue to attract some manufacturers that had moved to the Far East, and so we’ve looked at some opportunities there as well.

ANDREW DIZIO:	Okay. So in Brazil, is it fair to say that pricing for just straight sale leasebacks isn’t that attractive, but the build-to-suit is what’s more attractive?

TREVOR BOND:	Yeah, I think anywhere where we can add extra value beyond us buying a completed building, we’re going to fare well, because we do have deep experience in that — in that activity. Also, Brazil is attracting a lot of manufacturers from abroad because of local content rules and because of this whole issue of proximity and cutting down shipping costs and whatnot, so — but that said, we’ve also evaluated existing buildings as well, and I think that São Paulo and Rio got very hot last year, but Brazil is a huge country, as big as the U.S. in land area approximately, and there’s a lot of newer areas that have sprung up that have very interesting growth potential.

ANDREW DIZIO:	Okay, thanks, and then just one question for Mark. With the coming expected portfolio transaction, have you had any conversations with ratings agencies, or can you talk anything about the potential to get an unsecured rating?

MARK DECESARIS:	Yeah, we have not at this point had any discussions with them. I think as that transaction completes and our balance sheet takes on a different look, though, that’s certainly an option we would — we would take a look at.

ANDREW DIZIO:	All right. That’s all for me. Thanks, guys.

OPERATOR:	As a reminder, if you would like to ask a question, please press star, then 1 on your touchtone phone.

This concludes our question-and-answer session. I would like to turn the conference back over to Ms. Susan Hyde for any closing remarks.

SUSAN HYDE:	Thank you. We’d just like to remind everyone that a replay of the call, including webcast and podcast, will be available on our website after 2:00 p.m. today, and you can also find that information at the bottom of the earnings release we put out this morning.

Thank you very much for joining us today and we look forward to speaking with you again next quarter. Thank you.

OPERATOR:	The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.